Exhibit 99.1

FOR IMMEDIATE RELEASE

August 9, 2016

Gannett Completes Acquisition of ReachLocal, Inc.

MCLEAN, Va. — Gannett Co., Inc. (NYSE: GCI) (“Gannett” or the “Company”) announced today that it has completed the previously announced acquisition of ReachLocal, Inc. (“ReachLocal”). ReachLocal, a leader in powering online marketing, helps local businesses grow and operate their business better with leading technology and expert service providing digital lead generation, advertising, marketing, web presence and other digital solutions.

“Today marks an important milestone in Gannett’s transformation and leadership in digital media,” said Robert Dickey, Gannett president and chief executive officer. “The addition of ReachLocal’s market-leading digital marketing services and solutions will increase our overall digital revenues by roughly 50% and we expect that our overall digital revenues will now approach $1 billion in 2017. We expect that in its first full year of operations following the acquisition, ReachLocal will be approximately neutral to our earnings per share, and slightly accretive in the second full year.” Sharon Rowlands, ReachLocal CEO added “ReachLocal is focused on building the best digital marketing solutions to help local businesses achieve their goals, and we are excited to accelerate this strategy around the globe with Gannett.”

Details of Tender Offer and Merger

Gannett completed the acquisition at a price per share of $4.60, net to the holder in cash (less any applicable withholding taxes and without interest) through a tender offer followed by a merger. The tender offer expired at 12:00 midnight, New York City time, at the end of the day on August 8, 2016. Computershare Trust Company, N.A., the depositary for the tender offer, advised that, as of the expiration of the tender offer, a total of 27,754,605 shares had been tendered into and not withdrawn from the tender offer, representing approximately 92.16% of ReachLocal’s outstanding shares. Additionally, the depositary advised that an additional 28,435 shares had been tendered by notice of guaranteed delivery, representing approximately 0.09% of ReachLocal’s outstanding shares. All validly tendered shares were accepted for payment, which will be made in accordance with the terms of the tender offer.

Subsequently, Raptor Merger Sub, Inc., a wholly owned subsidiary of Gannett, merged with and into ReachLocal with ReachLocal continuing as the surviving corporation. The merger was completed without a vote of ReachLocal stockholders pursuant to Section 251(h) of the Delaware General Corporation Law. In the merger, each remaining share of ReachLocal that was not validly tendered, subject to several exceptions specified in the tender offer, was canceled and converted into the right to receive the same price per share of $4.60 in cash (less any applicable withholding taxes and without interest) that was paid in the tender offer. As a result of the merger, ReachLocal is now a wholly owned subsidiary of Gannett.

ReachLocal’s shares will cease trading on the NASDAQ Global Select Market before the market opens on August 10, 2016, and will no longer be listed.

ABOUT GANNETT

Gannett Co., Inc. is a next-generation media company committed to strengthening communities across our network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of more than 100 million people monthly. With more than 120 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties, in addition to its full suite of digital marketing services. To connect with us, visit www.gannett.com.

FORWARD LOOKING STATEMENTS

Certain statements in this release may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the benefits of the acquisition of ReachLocal. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, economic conditions affecting the newspaper publishing business and Gannett’s ability to successfully integrate ReachLocal’s operations and employees with Gannett’s existing business. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Gannett and ReachLocal’s overall businesses, including those more fully described in Gannett’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended December 27, 2015 and its quarterly report on Form 10-Q for the quarter ended June 26, 2016, and those more fully described in ReachLocal’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2015 and its quarterly report on Form 10-Q for the quarter ended March 31, 2016.

You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. We do not plan to, and undertake no obligation to, update any forward-looking statements to reflect events or circumstances that occur after the date on which such statements are made or to reflect the occurrence of unanticipated events.

Investor Contact:

Michael Dickerson

Vice President, Investor Relations & Real Estate

(703) 854-6185

mdickerson@gannett.com

Media Contact:

Amber Allman

Vice President, Corporate Events & Communications

(703) 854-5358

aallman@gannett.com